Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Douglas Cheatham
Executive Vice President and
Chief Financial Officer
(630) 906-5484
dcheatham@oldsecond.com

OLD SECOND BANCORP, INC. ANNOUNCES PRICING OF

PUBLIC OFFERING OF COMMON STOCK

Aurora, Illinois (April 3, 2014) — Old Second Bancorp, Inc. (Nasdaq Global Select: OSBC), parent company of Old Second National Bank, announced today the pricing of an underwritten public offering of 13,500,000 shares of the Company’s common stock at a price to the public of $4.40 per share for gross proceeds of $59.4 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $55.9 million.  Subject to customary closing conditions, the transaction is expected to close on or about April 8, 2014.

Keefe, Bruyette & Woods, A Stifel Company, is serving as sole book running manager and Sandler O’Neill & Partners, L.P. and FIG Partners, LLC are serving as co-managers for the offering. The Company has granted the underwriters a 30-day option to purchase shares representing gross proceeds to the Company of up to an additional $8.9 million to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus, copies of which may be obtained from Keefe Bruyette & Woods, Inc. at 787 Seventh Avenue, 4th Floor, New York, New York 10019 (Attn: Equity Capital Markets) or by telephone at (800) 966-1559.

Old Second Bancorp, Inc. is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Kane, Kendall, DeKalb, DuPage, LaSalle, Will and Southwestern Cook counties in Illinois.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.